SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of
   the Securities Exchange Act of 1934 (Amendment No.     )

   Filed by the Registrant [X]

   Filed by a Party other than the Registrant

   Check the appropriate box:
   Preliminary Proxy Statement
   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
   [X] Definitive Proxy Statement
   Definitive Additional Materials
   Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       CARRINGTON LABORATORIES, INC.
            (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

                            No fee required.

   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:


      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1) Amount Previously Paid:

          2) Form, Schedule or Registration Statement No.:

          3) Filing Party:

          4) Date Filed:

                        CARRINGTON LABORATORIES, INC.
                            2001 Walnut Hill Lane
                             Irving, Texas  75038


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held On May 22, 1997


                NOTICE is hereby given that the annual meeting of shareholders of CARRINGTON LABORATORIES, INC. (the "Company") will be held on May 22, 1997, at 9:00 a.m., local time, at the Las Colinas Country Club, 4900 North O'Connor Boulevard, Irving, Texas 75062, for the following purposes:

                (1) To elect three persons to serve as directors of the
                    Company for terms expiring at the annual meeting of shareholders in 2000;

                (2) To approve the appointment of Ernst & Young LLP as
                    independent public accountants for the Company for the fiscal year ending December 31, 1997; and


                (3) To transact such other business as may properly come
                    before the meeting or any adjournment thereof.

                Only shareholders of record at the close of business on March 28, 1997 are entitled to notice of and to vote at the meeting or any adjournment thereof. A record of the Company's activities during 1996 and financial statements for the fiscal year ended December 31, 1996 are contained in the accompanying 1996 Annual Report.


                You are urged, whether or not you plan to attend the meeting in person, to mark, sign and date the enclosed proxy and return it promptly in the accompanying envelope. If you do attend the meeting in person, you may withdraw your proxy and vote in person. The prompt return of proxies will assure the representation of sufficient shares to take the actions described above and save your Company the expense of further solicitation.

                                         By Order of the Board of Directors


                                         George DeMott
                                         Chairman of the Board


   Irving, Texas
   April 15, 1997

                       CARRINGTON LABORATORIES, INC.
                           2001 Walnut Hill Lane
                           Irving, Texas  75038
                               (214) 518-1300


                             PROXY STATEMENT

                    For Annual Meeting of Shareholders
                         To Be Held On May 22, 1997


                This Proxy Statement is furnished to shareholders of Carrington Laboratories, Inc., a Texas corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on May 22, 1997. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice or a duly executed proxy bearing a later date to the President of the Company, or by voting in person.

                The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to shareholders is April 21, 1997.

                          OUTSTANDING CAPITAL STOCK

                The record date for the determination of shareholders entitled to notice of and to vote at the annual meeting is March 28, 1997 (the "Record Date"). At the close of business on the Record Date, the Company had 8,873,634 shares of Common Stock, $.01 par value ("Common Stock"), issued and outstanding and entitled to vote at the meeting.

                      ACTION TO BE TAKEN AT THE MEETING

                Shares represented by a validly executed proxy in the accompanying form, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election of the three persons named as nominees under the caption Election of Directors as directors of the Company, (ii) for the approval of the appointment by the Company's Board of Directors of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997, and
   (iii) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment thereof.

                Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business to be presented for consideration.


                             QUORUM AND VOTING

                The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding as of the Record Date is necessary to constitute a quorum at the annual meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in such holder's name on the Record Date.

                            PRINCIPAL SHAREHOLDERS

                The following table sets forth certain information as of March 28, 1997, unless otherwise indicated, with respect to the shareholders known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock of the Company, based on the information available to the Company on such date. Except as otherwise indicated, each shareholder named in the table has sole voting and investment power with respect to all shares indicated as being beneficially owned by such shareholder.


                                        Shares of
                                        Common Stock            Percent
   Beneficial Owner                     Beneficially Owned      of Class
   -----------------                    ------------------      --------
   Thomas J. Marquez                       803,690(1)             9.0%
      c/o Carrington Laboratories, Inc.
      2001 Walnut Hill Lane
      Irving, Texas  75038

   John C. Oxley                          718,800(2)(3)(4)        8.1%
      One West 3rd Street
      Williams Center Tower I
      Suite 1300
      Tulsa, Oklahoma  74103

   Thomas E. Oxley                       699,800(3)(4)(5)        7.9%
      One West 3rd Street
      Williams Center Tower I
      Suite 1305
      Tulsa, Oklahoma  74103

   Charles C. Killin                     661,500(2)(6)           7.5%
      15 East 5th Street
      Suite 2400
      Tulsa, Oklahoma  74103
   _________________________

   (1)          Includes 39,300 shares held in a trust controlled by Mr.
                Marquez and 16,350 shares that he has the right to acquire pursuant to presently exercisable options.

  (2)          Based on a report on Schedule 13D dated February 20, 1997
                filed by John C. Oxley with the Securities and Exchange Commission. John C. Oxley may be deemed to have beneficial ownership of 627,500 shares of the Company's Common Stock held by him as a Co-Executor of the Estate of John T. Oxley, 23,000 shares held by him as a Co-Trustee of the Oxley Foundation, and 68,300 shares held of record by Boca Polo, Inc., a Nevada corporation of which he owns 50% of the outstanding shares. With respect to the 23,000 shares held by him as a Co-Trustee of the Oxley Foundation, John C. Oxley shares voting and dispositive powers with Mary Jane Oxley Tritsch.

                                     (footnoes continued on following page)

   (3) John C. Oxley, Thomas E. Oxley and Charles C. Killin share voting and dispositive powers with respect to, and disclaim beneficial ownership of, the 627,500 shares of the Company's Common Stock held by them as Co-Executors of the Estate of John T. Oxley.

   (4) John C. Oxley and Thomas E. Oxley share voting and dispositive powers with respect to the 68,300 shares of the Company's Common Stock owned by Boca Polo, Inc.

   (5) Based on a report on Schedule 13D dated February 20, 1997 filed by Thomas E. Oxley with the Securities and Exchange Commission. Thomas E. Oxley individually owns 4,000 shares of the Company's Common Stock and may be deemed to have beneficial ownership of 627,500 shares held by him as a Co-Executor of the Estate of John T. Oxley, and 68,300 shares held of record by Boca Polo, Inc., a Nevada corporation of which he is a director and owns 50% of the outstanding shares.

   (6) Based on a report on Schedule 13D dated February 24, 1997 filed by Charles C. Killin with the Securities and Exchange Commission. Mr. Killin may be deemed to have beneficial ownership of 627,500 shares of the Company's Common Stock held by him as a Co-Executor of the Estate of John T. Oxley, 11,500 shares held by him as the Trustee of the Mary Jane Tritsch Trust, and 22,500 shares held by him as the Trustee of the Thomas E. Oxley Trust.

                The Company knows of no arrangements the operation of which may at a subsequent date result in a change of control of the Company.


               REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

                With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. The three nominees who receive a plurality of the votes cast by shareholders present or represented by proxy at the annual meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions, broker non-votes or other limited proxies will have no effect on the election of directors, provided a quorum is present at the meeting.

                The Company's Bylaws provide that the vote required to approve matters other than the election of directors is the affirmative vote of the holders of a majority of the shares entitled to vote on the matter and present or represented by proxy at the meeting. Abstentions may be specified on all proposals except the election the directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Accordingly, abstentions with respect to the proposal to approve the appointment of independent public accountants will effectively count as votes against that proposal. Under applicable law and the Company's Articles of Incorporation and Bylaws, shares represented by a broker non-vote or other limited proxy will not be counted as present and therefore will have no effect on the outcome of the proposal to approve the appointment of independent public accountants, provided a quorum is present at the meeting.

                            ELECTION OF DIRECTORS

                The Company's Bylaws provide that the Company's operations will be governed by the Board of Directors, which is elected by the shareholders. The Company's Board of Directors is divided into three classes with staggered three-year terms. All directors of one class hold their positions until the annual meeting of shareholders at which the terms of the directors in such class expire and their respective successors are elected and qualified, or until their earlier death, resignation, disqualification or removal from office. The Company's Bylaws provide that the number of directors shall not be less than five nor greater than nine, and the exact number of directors that shall constitute the Board of Directors shall be fixed from time to time by resolution of the Board. The Board of Directors has determined that the number of directors will be seven.

                All duly submitted and unrevoked proxies will be voted for the nominees selected by the Board of Directors, except where authorization to so vote is withheld. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to vote for another person designated by the Board.

                The Board of Directors has nominated George DeMott, Robert
   A. Fildes, Ph.D., and Carlton E. Turner, Ph.D., D.Sc. for election at the annual meeting as directors to serve three-year terms expiring in 2000. Mr. DeMott, Dr. Fildes and Dr. Turner are currently directors of the Company, with terms expiring at the 1997 annual meeting, and each has consented to serve as a director if elected. The four other directors of the Company have been elected to terms that do not expire at the 1997 annual meeting. Thomas J. Marquez and Selvi Vescovi are currently serving terms expiring in 1998, and R. Dale Bowerman and James T. O'Brien are currently serving terms expiring in 1999. Information about all seven directors of the Company, including the current nominees, is set forth in the following paragraphs.

                R. DALE BOWERMAN, 57, has served as a director of the Company since January 1991. Mr. Bowerman has been President and Chief Executive Officer of Southwest Health Alliances, L.L.C., since May 1994. From 1973 to April 1994, he was Chief Financial Officer of High Plains Baptist Health Systems, a nonprofit hospital system.

                GEORGE DEMOTT, 64, has served as a director of the Company since May 1990 and Chairman of the Board since April 1995. He has been an independent business consultant since 1987. From 1963 to 1987, Mr. DeMott held various positions with American Home Products Corporation, a worldwide marketer of pharmaceuticals, over-the-counter drugs and household products, serving as Group Vice President from 1978 to 1987. From 1964 to 1978, Mr. DeMott was with the Whitehall Laboratories Division of that corporation, and he served as President of that division from 1974 until 1978.

                ROBERT A. FILDES, Ph.D., 58, has served as a director of the Company since March 1991. Since February 1993, he has been Chairman of the Board and Chief Executive Officer of Scotgen Biopharmaceuticals Inc., a biotechnology company. From August 1990 to January 1993, he was an independent business consultant in the pharmaceutical industry. Dr. Fildes was President and Chief Executive Officer of Cetus Corporation, a biopharmaceutical company, from 1982 to 1990. From 1980 to 1982, he was President of Biogen, Inc., the United States subsidiary of Biogen, N.V., Geneva, Switzerland. Prior to joining Biogen, Dr. Fildes was Vice President of Operations for the Industrial Division of Bristol-Myers Company. Dr. Fildes is also a director of the following biopharmaceutical companies: La Jolla Pharmaceutical Co., a publicly traded company; Scotgen Biopharmaceuticals Inc., a private company; and Jenner Technologies Inc., a private company.

                THOMAS J. MARQUEZ, 59, has served as a director of the Company since August 1987. In addition, from August 1987 until May 1990, Mr. Marquez was Chairman of the Board and Chief Executive Officer of the Company. From 1965 to 1979, Mr. Marquez was an officer of Electronic Data Systems, Inc., a computer services company, and he served as a director of that corporation from 1965 to 1984. Since his resignation as an officer of Electronic Data Systems, he has been engaged primarily in personal investment activities and a number of public service projects. Mr. Marquez is also a director of Aquinas Funds, Inc.

                JAMES T. O'BRIEN, 58, has served as a director of the Company since June 1992. Since September 1996, Mr. O'Brien has been President and Chief Executive Officer of O'Brien Marketing and Communications. In addition, Mr. O'Brien has been Chairman of the Board of Access Corporation, a designer of human resources software, since September 1991. Mr. O'Brien was President and Chief Operating Officer of Elan Corporation, PLC, a pharmaceutical company, from 1989 to 1991. From 1986 to 1989, he was President and Chief Executive Officer of O'Brien Pharmaceuticals, Inc. From 1980 to 1986, Mr. O'Brien held various positions with Revlon Health Care Group, including President of USV Laboratories and Armour Pharmaceutical Company. Mr. O'Brien is also a director of Theratech, Inc., a publicly traded company; of Palatin Technologies, Inc., a publicly traded company; and of Cydex, Inc., a private drug development company.

                CARLTON E. TURNER, Ph.D., D.Sc., 56, has served as a director of the Company since May 1989 and as President and Chief Executive Officer of the Company since April 1995. In addition, from January 1994 to November 1994, Dr. Turner was Executive Vice President of the Company and from November 1994 to April 1995 he was Chief Operating Officer of the Company. He was President and Chief Executive Officer of Princeton Diagnostic Laboratories of America, Inc., a biomedical and pharmaceutical testing laboratory, from 1987 through May 1993. He also served as a director of that corporation from 1987 to January 1994. From 1981 through 1987, he was Director of the Drug Abuse Policy Office of the White House, President Reagan's principal advisor on drug abuse policy. From 1970 to 1981, Dr. Turner was a research professor and director of the Research Institute of Pharmaceutical Sciences at the University of Mississippi School of Pharmacy.

                SELVI VESCOVI, 66, has served as a director of the Company since May 1989. Mr. Vescovi served as Chairman of the Board from May 1990 to April 1995. In addition, Mr. Vescovi served as interim President and Chief Executive Officer of the Company from March 1995 to April 1995. He was employed by The Upjohn Company ( Upjohn ), a manufacturer of human pharmaceuticals and pharmaceutical chemicals, in various capacities from 1954 until his retirement in 1988 from his positions as Corporate Vice President of Upjohn, a position he had held since 1977, and President and General Manager of Upjohn International, Inc., the subsidiary of Upjohn responsible for international operations. He had held the latter position since 1985. Following his retirement, Mr. Vescovi served as Adjunct Professor, International Management, at Western Michigan University from 1988 to 1993 and as a member of the Advisory Board of the College of Business Administration of the University of South Carolina from 1988 to 1994. Mr. Vescovi is also a director of Centaur Pharmaceutical, Inc., a private company.

                The business and affairs of the Company are managed by the Board of Directors, which exercises all corporate powers and establishes corporate policies. The Board has established an Executive Committee which may exercise all (except in certain cases) the authority and powers of the Board of Directors in the business and affairs of the Company when the Board of Directors is not in session. The current members of the Executive Committee are Selvi Vescovi (Chairman), George DeMott and Carlton E. Turner, Ph.D, D.Sc. The Board has established an Audit Committee for the purposes of reviewing the results and scope of, and the fees for, the annual audit, reviewing the financial statements and any significant transactions or events and any changes in accounting principles and practices with the independent auditors, and reviewing the internal controls and audit procedures of the Company. The current members of the Audit Committee are Robert A. Fildes (Chairman), James T. O'Brien and R. Dale Bowerman. The Board does not have a standing nominating committee. The Compensation and Stock Option Committee (the "Compensation Committee") serves as a compensation committee and makes recommendations to the Board with respect to compensation of executive officers of the Company. The current members of the Compensation Committee are James T. O'Brien (Chairman), George DeMott and Robert A. Fildes, Ph.D. During fiscal 1996, the Board of Directors held ten meetings, the Executive Committee held five meetings, the Audit Committee held two meetings and the Compensation Committee held three meetings. All incumbent directors attended at least 75% of the meetings held by the Board and the committees on which they served during 1996.

                              EXECUTIVE OFFICERS

                The executive officers of the Company are Carlton E. Turner, Ph.D., D.Sc., David G. Shand, M.D., Ph.D., Christopher S. Record, V. Kirkland Meares, Luiz F. Cerqueira and Sheri L. Pantermuehl. Biographical information for Dr. Turner is set forth under "Election of Directors" above.

                Luiz F. Cerqueira, 49, has been employed by the Company since August 1993, as Vice President, Manufacturing/Operations. From 1989 to 1993, Mr. Cerqueira was the Vice President, Pharmaceutical Manufacturing, for Centocor, Inc., with assignment in the Netherlands. From 1984 to 1989, Mr. Cerqueira was employed by Schering-Plough Corporation in Manati, Puerto Rico, where he served as Operations Director from 1988 to 1989, Materials Manager from 1986 to 1988, and

   Antibiotics Plant Manager from 1984 to 1986. From 1981 to 1984, Mr. Cerqueira was employed by Schering-Plough in Rio De Janeiro, Brazil, serving as Industrial Director from 1983 to 1984 and as Chemical & Biochemical Plants Manager from 1981 to 1983. From 1975 to 1980, Mr. Cerqueira was employed by American Cyanamid in Brazil, where he served as Materials Manager from 1980 to 1981, Medical Products Plant Manager from 1978 to 1980, Antibiotic Production Manager from 1976 to 1978 and Antibiotic Production Assistant Manager in 1975. From 1973 to 1975, Mr. Cerqueira was employed by Johnson & Johnson, Sao Paulo, Brazil, as Sutures Production General Supervisor.

                V. Kirkland Meares, 53, has been Vice President, Sales and Marketing of the Company since April 1996. In addition, he has been an independent manufacturer's representative for Carrington since 1984. From 1967 to 1984, he was primarily a practicing pharmacist in Alabama.

                Sheri L. Pantermuehl, 41, has been Chief Financial Officer and Treasurer of the Company since October 1995. From June 1994 to October 1995, Ms. Pantermuehl was the Company's Controller. Ms. Pantermuehl was the Chief Financial Officer for Toppan Printonics, Inc. from 1990 to 1994. From 1980 to 1990, she was employed by Texas Instruments, Incorporated. From 1987 to 1990, she served as a Project Manager in Corporate Development, and prior to 1987, she served as a Manager in Texas Instruments' Internal Audit Department.

                Christopher S. Record, 46, has been Vice President, Business Development and Strategic Planning, Secretary and General Counsel of the Company since October 1995. From April 1994 to October 1995, Mr. Record served as Vice President, Finance and Administration, Chief Financial Officer, Secretary, Treasurer, and General Counsel of the Company. Mr. Record is an attorney with a master's degree in business administration. From January 1990 to February 1994, he was Chairman of Electronic Product Information Corporation. From 1985 to 1990, he was Vice President, Corporate and Business Development, General Counsel and Secretary of Autodesk, Inc.

                David G. Shand, M.D., Ph.D., 58, has been Executive Vice President, Research & Development of the Company since January 1995. From September 1993 to December 1994, Dr. Shand served as President of Pharmanet Inc., a consulting company owned by him. From December 1992 to September 1993, he served as Chief Scientific Officer of Liposome Co., and from April 1987 to August 1993, he was Executive Vice President of Janssen Research Foundation. From April 1983 to March 1987, he served as Executive Vice President of Medical Affairs of Ayerst Laboratories.

                All executive officers of the Company are elected annually by the Board of Directors to serve until their respective successors are chosen and qualified or until their earlier death, resignation or removal from office.

                       SECURITY OWNERSHIP OF MANAGEMENT

                The following table sets forth, as of March 28, 1997, the beneficial ownership of Common Stock of the Company by each director of the Company, each named executive officer listed in the Summary Compensation Table included elsewhere in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, each person named in the table below has sole voting and investment power with respect to all shares indicated as being beneficially owned by him.

                                                 Common Stock
                                               Beneficially Owned
                                               ------------------

                                                  Number       Percent
   Name                                         of Shares    of Class
   -----------------                            ---------    --------
   Directors
   R. Dale Bowerman                              54,947(1)           *
   George DeMott                                 10,000(2)           *
   Robert A. Fildes, Ph.D.                       18,500(3)           *
   Thomas J. Marquez                            803,690(4)          9.0%
   James T. O'Brien                              12,000(5)           *
   Carlton E. Turner, Ph.D., D.Sc.               61,009(6)           *
   Selvi Vescovi                                 18,000(7)           *

   Named Executive Officers (excluding
   any director named above) and Group

   Luiz F. Cerqueira                             17,336(8)           *
   V. Kirkland Meares                            12,905(9)           *
   Christopher S. Record                         17,334(10)          *
   David G. Shand, M.D., Ph.D.                   17,175(11)          *
   All directors and executive
         officers as a group (12 persons)     1,055,089(12)       11.7%
   __________________

   *  Less than one percent.

   (1) Includes 20,000 shares that Mr. Bowerman has the right to acquire pursuant to presently exercisable options and warrants.

   (2) Includes 5,000 shares that Mr. DeMott has the right to acquire pursuant to presently exercisable options.


   (3) Includes 10,000 shares that Dr. Fildes has the right to acquire pursuant to presently exercisable options.

   (4)          Includes 39,300 shares held in a trust controlled by Mr.
                Marquez and 16,350 shares that he has the right to acquire pursuant to presently exercisable options.

   (5) Includes 9,000 shares that Mr. O'Brien has the right to acquire pursuant to presently exercisable options.

                                     (footnotes continued on following page)

   (6) Includes 35,750 shares that Dr. Turner has the right to acquire pursuant to options that are presently exercisable or exercisable within 60 days after March 28, 1997.

   (7) Includes 10,000 shares that Mr. Vescovi has the right to acquire pursuant to presently exercisable options.

   (8) Includes 16,700 shares that Mr. Cerqueira has the right to acquire pursuant to presently exercisable options.

   (9) Includes 7,500 shares that Mr. Meares has the right to acquire pursuant to options exercisable within 60 days of March 28, 1997.

   (10) Includes 13,750 shares that Mr. Record has the right to acquire pursuant to options that are presently exercisable or exercisable within 60 days after March 28, 1997.

   (11) Includes 15,000 shares that Dr. Shand has the right to acquire pursuant to presently exercisable options.

   (12) Includes 170,275 shares that such directors and executive officers have the right to acquire pursuant to options and warrants that are presently exercisable or exercisable within 60 days after March 28, 1997.

          APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                Effective March 19, 1997, the Company's Board of Directors appointed the accounting firm of Ernst & Young LLP as the Company's independent public accountants for fiscal 1997 to replace Arthur Andersen LLP, which resigned on that date. The appointment of Ernst & Young LLP was made on the recommendation of the Board's Audit
   Committee.

                Shareholders will be asked to approve the appointment of Ernst & Young LLP at the annual meeting. If the appointment is not approved by the holders of a majority of the shares of Common Stock present or represented and voting at the meeting, the Board will reconsider its appointment of independent public accountants of the Company.

                Arthur Andersen LLP served as the Company's independent public accountants for the fiscal year ended December 31, 1996. Representatives of Arthur Andersen LLP and of Ernst & Young LLP are expected to be present at the annual meeting and will be given an opportunity to make a statement, if they so desire. They will also be available to respond to appropriate questions addressed to them.

                During the Company's two most recent fiscal years and from January 1 through March 18, 1997, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, and there were no reportable events as described in
   Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Exchange Act"). The report of Arthur Andersen LLP on the Company's financial statements for the two most recent fiscal years contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. A copy of a letter from Arthur Andersen LLP to the Securities and Exchange Commission confirming its agreement with the facts stated in the preceding portion of this paragraph was filed as Exhibit 16.1 to the Form 10-K/A amendment to the Company's Form 10-K Annual Report for the year ended December 31, 1996, which amendment was filed with the Securities and Exchange Commission on April 7, 1997.

                The Company's Board of Directors recommends that shareholders vote FOR the approval of the appointment of Ernst & Young LLP as the Company's independent public accountants for fiscal 1997.

                            EXECUTIVE COMPENSATION

                The report of the Compensation Committee of the Board of Directors set forth below and the information under the heading "Performance Graph" shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules, other than those rules requiring disclosure herein, or to the liability of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

   REPORT OF THE COMPENSATION COMMITTEE

                The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). During 1996, the Committee was composed of James T. O'Brien, Chairman, George DeMott and Robert A. Fildes, Ph.D., all of whom are outside directors of the Company.

                The following is a report submitted by the members of the Committee, addressing the Company's compensation policy as it related to the named executive officers, including the President and Chief Executive Officer (the "CEO"), for fiscal 1996.

                Compensation Philosophy

                The Company's executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. The Committee has developed and implemented an executive compensation program to achieve these objectives which provides executives with compensation opportunities that are competitive with companies of comparable size in the pharmaceutical industry.

                In applying this philosophy, the Committee has established a program to accomplish the following objectives:

                * attract and retain executives of outstanding abilities who are critical to the long-term success of the Company;

                * reward executives for achievement of internal Company goals as well as for Company performance relative to industry performance levels; and

                * reward executives for long-term strategic management and the enhancement of shareholder value by providing equity ownership in the Company.

                Through these objectives, the Company integrates its executive compensation program with its annual and long-term strategic planning.

                Against the foregoing background, the Company's executive compensation policies integrate annual base salary compensation with a short-term and long-term bonus award system which is based upon both corporate and individual performance levels.

                Fiscal 1996 Compensation

                For fiscal 1996, the Company's executive compensation program consisted of (i) base salary, adjusted from the prior year,
   (ii) bonus payable in cash and stock, and (iii) stock options. With respect to base salary, the Company considers published executive compensation data of comparable companies in the industry and utilizes surveys to establish base salaries that are within the range of those paid to persons holding comparably responsible positions at such companies. In addition, the Committee considers evaluations by the CEO of the individual performance of each executive, other than the CEO, in setting such executive's salary for the year. The performance of the CEO is evaluated by the Executive Committee of the Board of Directors in collaboration with the Committee.

                The Committee determined that current salary levels for key Company executives are competitive within the industry and basically rank in the average range.

                Bonuses are granted to executives based upon criteria established by the Company's 1995 Management Compensation Plan (the "Compensation Plan") adopted by the Company's Board of Directors and approved by its shareholders in 1995. Under the Compensation Plan, executives of the Company are eligible to receive incentive compensation in the form of annual bonuses payable 50% in cash and 50% in Common Stock of the Company. An executive's bonus under the Compensation Plan consists of a target bonus multiplied by a performance component. The target bonus is a specified percentage of the executive's base salary, with the percentage being dependent on the executive's position grade. The maximum target bonus for the highest position grade is currently 35% of the executive's base salary. The performance component is a percentage rate measuring results achieved in comparison to the Company's Annual Operating Budget. Performance is judged on the basis of three scenarios: (i) sales at Annual Operation Budget; (ii) profit at Annual Operating Budget; and (iii) achievement of remaining bonus criteria and individual goals as established by the Committee. These goals are designed to achieve the Company's short-term and long-term objectives. Following determination by the Committee of the amounts of bonus payable, if any, to executives, 50% of the bonus is paid in cash and 50% is paid in shares of the Company's Common Stock. The number of shares is determined by dividing 50% of the total bonus by the fair market value of the Common Stock on the date of certification of payment of the bonus by the Committee.

                Based on application of the Compensation Plan criteria set forth above, no incentive bonuses were paid to executive officers for fiscal 1996.

                The Committee has discretion to grant stock options to executive officers under the Company's 1995 Stock Option Plan. In determining the time and date of grant and the number of shares subject thereto, the Committee may take into account the nature of the services rendered, the executive's potential contributions to the success of the Company's business, and such other facts as the Committee in its discretion deems appropriate. Each of the 1996 option awards reflected in Table 2 under the heading Executive Compensation Tables below was made in accordance with the Company's 1995 Stock Option Plan.

                CEO Compensation

                Carlton E. Turner, Ph.D., D.Sc., was promoted to President and Chief Executive Officer of the Company as of April 12, 1995. Dr. Turner's 1996 base pay was determined by the Committee on the basis of its overall assessment of Dr. Turner's responsibilities, including advancing clinical trials; his past performance with the Company; and competitive market data on salary levels for pharmaceutical companies of similar size.

                On June 12, 1996, the Committee granted Dr. Turner an incentive stock option and a nonqualified stock option to purchase 26,100 shares and 13,900 shares, respectively, of Common Stock pursuant to the Company's 1995 Stock Option Plan. These awards were made based on the Committee's evaluation of Dr. Turner's overall performance.

                Dr. Turner was not paid a bonus for 1996.

                Summary

                The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are awarded commensurately. The Committee believes that compensation levels during fiscal 1996 adequately reflected the Company's compensation goals and policies.

                Dated:  April 11, 1997



                                     By the Members of the Committee:

                                     James T. O'Brien, Chairman

                                     George DeMott

                                     Robert A. Fildes, Ph.D.

   EXECUTIVE COMPENSATION TABLES

                The following table sets forth certain summary information regarding compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each other executive officer of the Company whose combined salary and bonus for the fiscal year ended December 31, 1996 exceeded $100,000 (collectively, the "named executive officers") for the years indicated.


                                   Table 1

                       Summary Compensation Table
                       --------------------------
                                                                 Long-Term
                                                                 Compensation
                                                                 -------------
                                 Annual Compensation                 Awards

                                                                   Securities
                                                       Other       Underlying       All
                           Fiscal                      Annual      Options          Other
    Name and                                 Bonus     Compen-     (No.of           Compen-
    Principal Position     Year    Salary     (1)      sation      Shares)          sation
    ------------------    ------  --------  -------   --------    ------------     ---------
    Carlton E. Turner,     1996   $225,000     -          -           40,000            -
    Ph.D., D.Sc.,          1995   $216,692              $1,468        50,000        $29,341(3)
    President and          1994   $184,250   $64,488       -          32,500            -
    Chief Executive
    Officer(2)

    David G. Shand,        1996  $200,000       -         -           15,000        $16,470(5)
    M.D., Ph.D.,           1995  $188,461       -         -           50,000        $ 5,334(5)
    Executive Vice         1994      -          -         -              -               -
    Presient, Research
    & Development (4)

    Luiz F. Cerqueira,     1996  $154,500       -         -              -               -
    Vice President,        1995  $154,500       -         -           30,000             -
    Manufacturing/         1994  $154,125   $46,350       -            2,800             -
    Operations

    Christopher S.         1996  $150,000       -         -              -               -
    Record,                1995  $150,000       -         -           25,000             -
    Vice President,        1994  $100,000   $25,000       -           30,000        $65,443(7)
    Business Development
    and Strategic Planning,
    Secretary and General
    Council (6)

    V. Kirkland Meares,    1996  $106,154       -         -           30,000       $372,907(9)
    Vice President, Sales  1995      -          -         -              -              -
    and Marketing (8)      1994      -          -         -              -              -

   (1) No bonuses were paid for 1996 or 1995. Each bonus for 1994 was paid 50% in cash and 50% in shares of Common Stock valued at $8.375 per share, the closing price per share of the Common Stock on the American Stock Exchange on the date the bonuses were approved by the Board of Directors.

   (2) Dr. Turner was promoted to President and Chief Executive Officer of the Company in April 1995. Dr. Turner was first elected as an executive officer of the Company in January 1994.

   (3) Represents relocation expenses reimbursed to Dr. Turner by the Company.

   (4) Dr. Shand was first elected as an executive officer of the Company in January 1995.

   (5) Represents relocation expenses reimbursed to Dr. Shand by the Company.

   (6) Mr. Record was first elected as an executive officer of the Company in April 1994.

   (7) Represents relocation expenses reimbursed to Mr. Record by the Company.

   (8) Mr. Meares was first elected as an executive officer of the Company in April 1996.

   (9) Consists of $6,000 of relocation expenses reimbursed to Mr. Meares by the Company, plus $366,907 of commissions paid by the Company to Meares Medical Sales Associates, a business wholly owned by Mr. Meares that serves as an independent manufacturer's representative for the Company. See Certain Transactions.

            The following table sets forth certain information relating to options granted under the Company's 1995 Stock Option Plan to the named executive officers in fiscal year 1996.

                                   Table 2

             Options Granted During Year Ended December 31, 1996



                                                                     Potential
                                                                     Realizable value at
                                                                     Assumed Annual Rates
                                                                     of Stock Price
                                                                     Appreciation
                                            Individual Grants        for Option Term(3)
                                 --------------------------------    ---------------------

                     Number of
                     Securities          % of Total
                     Underlying          Options          Exercise
                     Options             Granted to         Price
                     Granted             Employees in        Per           Expiration
       Name          (No. of Shares)     Fiscal Year        Share             Date           5%           10%
      ------         ---------------     ------------     ---------        -----------     ------       -------
    Carlton E.          26,100(1)           18.48%          $28.75           6/12/06      $471,907     $1,280,486
    Turner, Ph.D.,      13,900(2)            9.84%          $28.75           6/12/06      $251,322     $  681,944
    D.Sc.

    David G. Shand,      1,100(1)            0.78%          $28.75           6/12/06      $ 19,889     $   53,967
    M.D., P.h.D.        13,900(2)            9.84%          $28.75           6/12/06      $251,322     $  681,944

    Luiz F. Cerqueira      -                  -                -                -             -               -

    Christopher S.
    Record                 -                  -                -                -             -               -

    V. Kirkland
    Meares             30,000(2)            21.25%         $24.50           4/08/06       $462,238     $1,254,249
    ==============================================================================================================

   (1) Incentive stock option with a term of 10 years and an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Option becomes exercisable with respect to one-fourth of the shares covered thereby in each year in the four-year period beginning one year after the date of grant.

   (2) Nonqualified stock option with a term of 10 years and an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Option becomes exercisable with respect to one-fourth of the shares covered thereby in each year in the four-year period beginning one year after the date of grant. The following table sets forth certain information with respect to the exercise of options to purchase Common Stock of the (3) The assumed five percent and ten percent rates of stock price Company during the year ended December 31, 1996, and outstanding appreciation are specified by the SEC's proxy rules and do not options held at such date, by the named executive officers. For reflect expected actual appreciation. The amounts shown purposes of this table, the value of an outstanding option is the represent the assumed values of the stock options (less the diff-erence between the market price at December 31, 1996 of the shares exercise prices) at the end of the ten-year periods beginning of Common Stock underlying the option and the aggregate exercise price on the dates of grant and ending on the option expiration of such option. The unexercisable portions of such options have been dates. valued as if such portions were exercisable in full on December 31, 1996, in accordance with SEC rules. During fiscal 1996, no outstanding options held by any of the persons listed in this table were repriced or otherwise amended by the Company.


                                   Table 3

                  Aggregated Option Exercises in Fiscal Year
          Ended December 31, 1996 and Fiscal Year-End Option Values

                             Shares                         Number of Securities
                             Acquired                       Underlying Unexercised                  Value of Unexercised
                             on                               Options at 12/31/96                   In-the-Money Options
                             Exercise                           (No. of Shares)                          at 12/31/96
                                                            ----------------------                  --------------------
                             (No. of          Value
       Name                  Shares)          Realized     Exercisable   Unexercisable         Exercisable    Unexercisable
    ------------------       --------         --------     -----------   -------------         -----------    -------------
    Carlton E. Turner,       10,000          $157,063        33,250         83,750                 -                -
    Ph.D., D.Sc.

    David G. Shand,          10,000          $153,370         8,750         46,250                 -                -
    M.D., Ph.D.

    Luiz F. Cerqueira         4,450          $ 66,156        12,250         32,450                 -                -

    Christopher S. Record    10,000          $190,938         3,750         33,750                 -                -

    V. Kirkland Meares         -                 -              -           30,000                 -                -
    =======================================================================================================================

             [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

   PERFORMANCE GRAPH

            The following graph sets forth the cumulative total shareholder return for the Company's Common Stock, the Nasdaq Stock Market US Index and a Company-constructed peer group for the years indicated as required by SEC rules. The information reflected in the peer group index was provided to the Company by Research Holdings, Ltd. of San Francisco, California, and such index comprises 39 companies that conduct business in the pharmaceutical industry and whose stock is traded on a stock exchange or on the Nasdaq National Market.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
                     AMONG CARRINGTON LABORATORIES, INC.,
       THE NASDAQ STOCK MARKET -- US INDEX (2) AND A PEER GROUP (3)

                         [LINE GRAPH APPEARS HERE]

       --------------------------------------------------------------------
       CARRINGTON LABORATORIES, INC.                         PEER GROUP

                   NASDAQ
                STOCK MARKET -- US
       --------------------------------------------------------------------


                                         Cumulative Total Return
                            --------------------------------------------------
                             11/91    11/92    11/93    11/94    12/95   12/96
                            --------------------------------------------------
    Carrington                100      118      102       73      261      65
    Laboratories, Inc.

    Peer Group                100      101       91      103      163     203

    Nasdaq Stock Market US    100      131      150      147      207     255


   (1) Total return assuming reinvestment of dividends. Assumes $100 invested on November 30, 1991 in the Company's Common Stock, the Nasdaq Stock Market US Index and a Company-constructed peer group. During 1995, the Company changed its fiscal year end from November 30 to December 31. Thus, the total return for fiscal year 1995 includes the thirteen-month period from December 1, 1994 through December 31, 1995.

                                    (footnotes continued on following page)

   (2) The peer group index comprises the following companies: the Company, Ivax Corporation, Alza Corporation, Abbott Laboratories, Carter-Wallace, Inc., Pfizer Inc., Schering-Plough Corporation, American Home Products Corp., Eli Lilly and Company, Warner-Lambert Company, Johnson & Johnson, Merck & Co. Inc., Elan Corporation, PLC, Bristol-Myers Squibb Company, Rhone-Poulenc Rorer Inc., Forest Laboratories, Inc., Alpharma Inc., Mylan Laboratories Inc., Glaxo Wellcome PLC, Natural Alternatives International, Polydex Pharmaceuticals Ltd., United Guardian Inc., R.P. Scherer Corporation, Medeva PLC, Foxmeyer Health Corporation, Allou Health & Beauty Care, Inc., Novo Nordisk A/S, Pharmaceutical Resources Incorporated, Barr Laboratories Inc., Bergen Brunswig Corporation, Escagenetics Corporation, McKesson Corporation, Allergan, Inc., Genentech, Inc., Columbia Laboratories Inc., Moore Medical Corp., Medco Research Inc., KV Pharmaceutical Company and ICN Pharmaceuticals, Inc. Two companies that were included in the 1995 peer group index are not included in the 1996 peer group index, in one case because the company was acquired and its stock ceased to be publicly traded, and in the other case because there was no reported public trading of the company's stock during 1996.

   Compensation of Directors

            The Company pays each outside director $500 for each Board meeting that he attends, unless the meeting lasts more than one day, in which case the Company pays each outside director $1,000 for each additional day of attendance. The Company also pays $500 and reasonable travel expenses to each outside director who does not live in the Dallas, Texas area for each Board meeting that he attends in person. Each outside director who is a member of the Executive Committee or the Audit Committee receives $500 for each meeting of such committee that he attends. If the committee meeting is not held on the same day as a Board meeting, the Company also pays $500 and reasonable travel expenses to each outside director/committee member who does not live in the Dallas, Texas area for each committee meeting that he attends in person. Members of the Compensation and Stock Option Committee receive no compensation for attending meetings of that committee.

            Pursuant to the Company's 1995 Stock Option Plan, a nonqualified option to purchase 10,000 shares of Common Stock is to be granted automatically to each outside director who is "newly elected" to the Company's Board (i.e., who was not serving as a director of the Company immediately prior to his election). In addition, a nonqualified option to purchase 2,500 shares of Common Stock is granted automatically, on the date of each annual meeting of shareholders of the Company, to each outside director who has served in that capacity for the past six months and continues to serve following such meeting. Each option granted to an outside director has a term of four years, is exercisable in whole or in part at any time during its entire term and remains effective during its entire term regardless of whether the optionee continues to serve as a director. The purchase price per share of Common Stock covered by each such option is the fair market value per share of Common Stock on the date of grant. Any outside director may decline to accept any option granted to him. At March 28, 1997, there were six outside directors of the Company who were eligible to be granted options under the 1995 Stock Option Plan.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            During the fiscal year ended December 31, 1996, V. Kirkland Meares filed one late report on Form 3 relating to his ownership of Common Stock of the Company at the time he became an executive officer of the Company in April 1996; Luiz Cerqueira filed one late report on Form 4 relating to four transactions that occurred in March 1996; Dr. David G. Shand filed one late report on Form 4 relating to four transactions that occurred in February 1996; and Selvi Vescovi filed one late report on Form 5 relating to one transaction that occurred in April 1994.

                             CERTAIN TRANSACTIONS

            V. Kirkland Meares has been Vice President, Sales and Marketing of the Company since April 1996. Prior to his employment by the Company, he had been an independent manufacturer's representative for the Company since 1984, and he has continued to own and operate that business, a sole proprietorship known as Meares Medical Sales Associates ("MMSA"), since joining the Company. Most of the selling activities of MMSA are now performed by other individuals. The relationship between the Company and MMSA is governed by an Independent Sales Representative Agreement dated October 1, 1996, which designates the states of Alabama and Georgia and portions of Northern Florida and Tennessee as the areas for which MMSA is responsible. The term of the agreement expires two years after January 1, 1997, unless earlier terminated. The Company pays MMSA a commission equal to 20% of the sales it generates, which is the standard commission that the Company pays to other manufacturer's representatives. During 1996, the Company paid MMSA commissions totaling approximately $366,907, of which approximately $267,650 was paid during that portion of the year in which Mr. Meares was an officer and employee of the Company.

                            SHAREHOLDER PROPOSALS

            The 1998 annual meeting of the shareholders of the Company is tentatively scheduled to be held on May 21, 1998. The Bylaws of the Company provide that to be considered for inclusion in the proxy material for an annual meeting, shareholder proposals nominating persons for election to the Board of Directors of the Company must be received at the Company's principal executive office not later than 90 days prior to the annual meeting; and all other shareholder proposals must be received not later than 60 days in advance of the annual meeting if the meeting is to be held within 30 days preceding the anniversary of the previous year's annual meeting, or 90 days in advance of the meeting if it is to be held on or after the anniversary of the previous year's meeting.

                                ANNUAL REPORT

            The Company has provided without charge to each person whose proxy is solicited hereby a copy of the Company's 1996 Annual Report.

   Additional copies of the 1996 Annual Report may be obtained without charge upon written request to Christopher S. Record, Vice President, Secretary and General Counsel, Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038.

                                MISCELLANEOUS

            The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefacsimile and telegram by directors, officers, and employees of the Company, who will receive no additional compensation for such activities. Additionally, the Company has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies, at a cost not to exceed $2,500 plus reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                                 By order of the Board of
   Directors


                                                 George DeMott
                                                 Chairman of the Board

   Irving, Texas
   April 15, 1997


            A copy of the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission, is available without charge to each person whose proxy is solicited hereby upon written request directed to Christopher S. Record, Vice President, Secretary and General Counsel, Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038.

                          CARRINGTON LABORATORIES, INC.
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
         THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 1997

         The undersigned hereby appoints Carlton E. Turner, Ph.D., D.Sc.

   and Christopher S. Record as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all the shares of common stock of

   Carrington Laboratories, Inc. (the "Company") held of record by the undersigned on March 28, 1997, at the Annual Meeting of Shareholders of

   the Company to be held on May 22, 1997, at 9:00 a.m. local time, at the

   Las Colinas Country Club, 4900 North O'Connor Boulevard, Irving, Texas

   75062, and at any adjournment(s) thereof.  Receipt of the Notice of

   Annual Meeting of Shareholders and the Proxy Statement in connection therewith and of the Company's 1996 Annual Report to Shareholders is

   hereby acknowledged.


   (Continued and to be Signed on Reverse Side)



   1. ELECTION OF DIRECTORS: George DeMott, Robert A. Fildes, Ph.D. and Carlton E. Turner, Ph.D., D.Sc.
   [ ] FOR all nominees listed above [ ] WITHHOLD AUTHORITY to vote (except as indicated below) for all nominees listed above

         [To withhold authority to vote for any individual nominee, write that nominee's name on the line below.]



   2.    APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
               [  ]  FOR         [  ]  AGAINST           [  ]  ABSTAIN
               Approval of the appointment of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997.

   3. In their discretion, the proxies are authorized to vote with respect to any other matter which may properly come before the meeting or any adjournment(s) thereof.

               THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED IN THIS PROXY, APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

               PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

               The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all actions that the proxies named herein, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.


                                         Dated:                    , 1997
                                               ---------------------------

   ---------------------
   ---------------------
   ---------------------
   Signature(s)*

   * NOTE: When signing on behalf of a corporation, partnership, estate, trust or in any representative capacity, please sign name and title. To vote shares held jointly, each joint owner must sign.

                                  -2-
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